EXHIBIT 99.1
News From
Royal Caribbean Cruises Ltd.

Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Lynn Martenstein or Greg Johnson
                (305) 539-6570 or (305) 539-6153
For Immediate Release
ROYAL CARIBBEAN REPORTS RECORD THIRD QUARTER EARNINGS
MIAMI — (October 26, 2005) — Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced record net income for the third quarter of 2005 of $374.7 million, or $1.64 per share. This compares to $282.5 million, or $1.26 per share, for the third quarter of 2004. As previously announced, the third quarter of 2005 includes a net gain of $44.2 million, or $0.19 per share, related to the redemption of the company’s investment in First Choice Holidays PLC.
Revenues for the third quarter of 2005 increased 8.4% to $1.5 billion from revenues of $1.4 billion in the third quarter of 2004. The increase in revenues was attributable to increases in cruise ticket prices and onboard revenues, plus a modest 1.9% increase in capacity. Occupancy levels were 109.3% versus 109.0% last year. Gross Yields and Net Yields for the third quarter of 2005 increased 6.3% and 6.9% from the third quarter of 2004, respectively.
Net income for the nine months ended September, 2005 was $719.6 million, or $3.22 per share, on revenues of $3.9 billion, compared to net income of $500.5 million, or $2.31 per share, on revenues of $3.6 billion for the same period in 2004.
“It’s been a very successful quarter and a successful year.” said Richard D. Fain, Chairman and Chief Executive Officer. “The cost of fuel and the lack of capacity growth have been very challenging. Nevertheless, the success of our revenue enhancement efforts and cost control program has more than compensated.”

Gross Cruise Costs and Net Cruise Costs, on a per APCD basis, for the third quarter of 2005 increased 5.8% and 6.4%, respectively, compared to the same quarter in 2004. A 47% increase in “at-the-pump” prices of fuel during the quarter was the primary driver of the increase in these costs. Fuel costs accounted for 5.5 percentage points of the increase in Net Cruise Costs and represented approximately 6.6% of total revenues. Other non-fuel costs were lower than previous guidance.
During the third quarter of 2005, the company initiated the repurchase of $250 million of its shares. The company remains committed to a strong balance sheet and, even after this repurchase, reduced its net debt-to-capital ratio to 41.6% — its lowest level since Q1 2000.
Change in Accounting Principle
Also in the third quarter of 2005, we changed our method of accounting for drydocking costs. Historically, the company has accrued drydocking costs in the period preceding the drydock. The company has changed its accounting policy for drydocking costs to the deferral method. Accordingly, the company will now amortize such costs over the period following the drydock. The change results in a one-time gain of $52.5 million, or $0.22 per share, to recognize the cumulative effect of the change on prior years. This one-time gain is recognized for accounting purposes in the first quarter of 2005. Other than this gain, the change has not had, and we believe will not have, a material impact on our earnings or balance sheet.
Outlook — 2005
The company’s advance booking volumes for the fourth quarter of 2005 are in line with our earlier expectations. Both pricing and load factors for the fourth quarter of 2005 are ahead of the same time last year. Accordingly, the company forecasts that Net Yields for the fourth quarter of 2005 will increase by approximately 5% compared to the same period last year. For the full year 2005, the company expects Net Yields to increase approximately 6.5% versus the prior year.

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As noted above, at-the-pump fuel prices for the third quarter of 2005 were 47% higher than the third quarter of 2004. However, since then, fuel prices have risen 17% and are currently approximately 54% higher than the average price for the fourth quarter of 2004. If fuel prices for the rest of the year remain at today’s level, the company estimates that its fourth quarter 2005 fuel costs (net of hedging and fuel saving initiatives) will increase approximately $24 million and negatively impact earnings per share by $0.10 compared to the company’s last guidance. Based on this fuel assumption, the company estimates that Net Cruise Costs per APCD for 2005 will increase in the range of 7% to 8% as compared to the prior year. Higher fuel costs account for approximately 5.0 to 5.5 percentage points of this increase.
Based on the above, the company estimates that Net Cruise Costs per APCD for the fourth quarter of 2005 will increase in the range of 11% to 12%, compared to the same quarter in 2004. Higher fuel costs account for approximately 8.0 to 8.5 percentage points of this increase.
Based upon these expectations and the above assumption relating to fuel prices, management expects full year 2005 earnings per share, before the cumulative effect of the change in accounting principle, to be approximately $2.75, despite the assumption that fuel costs for the fourth quarter could be higher by $0.10 per share.
Outlook — 2006
Advance bookings for 2006 continue to show evidence of a continued healthy demand environment for both Royal Caribbean International and Celebrity Cruises. Load factors for 2006 are in-line with levels achieved at the same time last year, but pricing continues to be higher than the previous year. In addition, the company’s onboard revenue initiatives are working well. While it is still too early to quantify projections for 2006, management is optimistic that the current demand environment will result in positive yield improvements.

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Fuel prices for 2006, however, remain a concern. If 2006 at-the-pump fuel prices remain at current levels, the company estimates that its 2006 fuel costs will increase approximately $140 million and negatively impact earnings per share by $0.60.
The company has scheduled a conference call at 10 a.m. eastern daylight time today to discuss its earnings. This call can be listened to live, or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.
Terminology and Non-GAAP Financial Measures
Available Passenger Cruise Days (“APCD”)
Available Passenger Cruise Days are the company’s measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Gross Yields
Gross Yields represent total revenues per APCD.
Net Yields
Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. The company utilizes Net Yields to manage its business on a day-to-day basis and believes that it is the most relevant measure of its pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs. The company has not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, the company does not believe that reconciling information for such projected figures would be meaningful.
Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

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Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring the company’s ability to control costs in a manner that positively impacts net income, the company believes changes in Net Cruise Costs to be the most relevant indicator of its performance. The company has not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, the company does not believe that reconciling information for such projected figures would be meaningful.
Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and two under construction and one on firm order. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.
Certain statements in this news release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to: general economic and business conditions, vacation industry competition (including cruise vacation industry competition), changes in vacation industry capacity (including over capacity in the cruise vacation industry), the impact of tax laws and regulations affecting our business or

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our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships (including those involving the health and safety of passengers), reduced consumer demand for cruises as a result of any number of reasons (including geo-political and economic uncertainties, the spread of contagious diseases, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling), our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal stockholders, the impact of changes in operating and financing costs (including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs), weather, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.
Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Passenger ticket revenues	$1,110,394	$1,021,148	$2,871,018	$2,655,795
Onboard and other revenues	391,821	364,959	1,002,516	934,995

Total revenues	1,502,215	1,386,107	3,873,534	3,590,790

Cruise operating expenses
Commissions, transportation and other	253,496	235,153	679,167	645,609
Onboard and other	113,230	108,745	254,373	243,922
Payroll and related	129,415	124,084	383,487	364,013
Food	70,779	70,223	203,563	201,814
Other operating	277,712	249,198	769,819	693,875

Total cruise operating expenses	844,632	787,403	2,290,409	2,149,233
Marketing, selling and administrative expenses	156,107	141,035	466,599	434,594
Depreciation and amortization expenses	101,020	99,288	300,757	293,528

Operating Income	400,456	358,381	815,769	713,435

Other income (expense)
Interest income	3,360	2,744	7,205	5,526
Interest expense, net of interest capitalized	(65,260)	(78,575)	(209,291)	(231,461)
Other income	36,155	(79)	53,386	12,976

	(25,745)	(75,910)	(148,700)	(212,959)

Income Before Cumulative Effect of a Change in Accounting Principle	374,711	282,471	667,069	500,476
Cumulative effect of a change in accounting principle	—	—	52,491	—

Net Income	$374,711	$282,471	$719,560	$500,476

Basic Earnings Per Share:
Income before cumulative effect of a change in accounting principle	$1.79	$1.42	$3.26	$2.52

Cumulative effect of a change in accounting principle	$—	$—	$0.25	$—

Net income	$1.79	$1.42	$3.51	$2.52

Diluted Earnings Per Share:
Income before cumulative effect of a change in accounting principle	$1.64	$1.26	$2.99	$2.31

Cumulative effect of a change in accounting principle	$—	$—	$0.22	$—

Net income	$1.64	$1.26	$3.22	$2.31

Weighted-Average Shares Outstanding:
Basic	209,811	199,107	204,837	198,442

Diluted	236,038	234,513	236,075	234,164

STATISTICS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Occupancy	109.3%	109.0%	107.3%	106.5%

Passenger Cruise Days	6,109,222	5,975,395	17,546,794	17,126,559

APCD	5,588,596	5,483,030	16,347,308	16,084,892

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$189,206	$628,578
Trade and other receivables, net	74,813	84,899
Inventories	68,880	60,260
Prepaid expenses and other assets	118,202	86,869

Total current assets	451,101	860,606
Property and equipment — at cost less accumulated depreciation and amortization	10,222,247	10,193,443
Goodwill — less accumulated amortization of $138,606	278,561	278,561
Other assets	292,291	631,474

	$11,244,200	$11,964,084

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$559,285	$905,374
Accounts payable	155,187	162,973
Accrued expenses and other liabilities	344,850	330,073
Customer deposits	897,691	875,082

Total current liabilities	1,957,013	2,273,502
Long-term debt	3,594,102	4,826,570
Other long-term liabilities	121,946	59,492

Commitments and contingencies

Shareholders’ equity
Common stock ($.01 par value; 500,000,000 shares authorized; 215,419,855 and 201,253,140 shares issued)	2,154	2,012
Paid-in capital	2,671,984	2,206,157
Retained earnings	3,167,534	2,533,265
Accumulated other comprehensive (loss) income	(12,714)	71,363
Treasury stock (6,133,306 and 596,556 common shares at cost)	(257,819)	(8,277)

Total shareholders’ equity	5,571,139	4,804,520

	$11,244,200	$11,964,084

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2005	2004

Operating Activities
Net income	$719,560	$500,476
Adjustments:
Depreciation and amortization	300,757	293,528
Cumulative effect of a change in accounting principle	(52,491)	—
Gain on redemption of investment	(44,207)	—
Accretion of original issue discount on debt	37,284	39,235
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	220	(5,058)
Increase in inventories	(8,620)	(6,622)
Increase in prepaid expenses and other assets	(21,530)	(23,052)
Decrease in accounts payable	(8,436)	(13,868)
Increase in accrued expenses and other liabilities	18,049	57,559
Increase in customer deposits	22,609	112,715
Other, net	20,644	5,871

Net cash provided by operating activities	983,839	960,784

Investing Activities
Purchases of property and equipment	(320,646)	(513,626)
Purchases of short-term investments	(56,500)	(706,348)
Proceeds from sale of short-term investments	56,500	438,806
Proceeds from redemption of investment	348,070	—
Other, net	(4,313)	(9,047)

Net cash provided by (used in) investing activities	23,111	(790,215)

Financing Activities
Repayments of debt, net	(1,257,245)	(242,721)
Net proceeds from issuance of debt	100,000	225,000
Dividends	(54,807)	(80,205)
Proceeds from exercise of common stock options	19,935	60,742
Purchases of treasury stock	(249,122)	—
Other, net	(5,083)	9,861

Net cash used in financing activities	(1,446,322)	(27,323)

Net (decrease) increase in cash and cash equivalents	(439,372)	143,246
Cash and cash equivalents at beginning of period	628,578	330,086

Cash and cash equivalents at end of period	$189,206	$473,332

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$180,756	$194,465

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Passenger ticket revenues	$1,110,394	$1,021,148	$2,871,018	$2,655,795
Onboard and other revenues	391,821	364,959	1,002,516	934,995

Total revenues	1,502,215	1,386,107	3,873,534	3,590,790

Less:
Commissions, transportation and other	253,496	235,153	679,167	645,609
Onboard and other	113,230	108,745	254,373	243,922

Net revenues	$1,135,489	$1,042,209	$2,939,994	$2,701,259

APCD	5,588,596	5,483,030	16,347,308	16,084,892
Gross Yields	$268.80	$252.80	$236.95	$223.24
Net Yields	$203.18	$190.08	$179.85	$167.94
Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Total cruise operating expenses	$844,632	$787,403	$2,290,409	$2,149,233
Marketing, selling and administrative expenses	156,107	141,035	466,599	434,594

Gross Cruise Costs	1,000,739	928,438	2,757,008	2,583,827

Less:
Commissions, transportation and other	253,496	235,153	679,167	645,609
Onboard and other	113,230	108,745	254,373	243,922

Net Cruise Costs	$634,013	$584,540	$1,823,468	$1,694,296

APCD	5,588,596	5,483,030	16,347,308	16,084,892
Gross Yields	$179.07	$169.33	$168.65	$160.64
Net Yields	$113.45	$106.61	$111.55	$105.33

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